As filed with the Securities and Exchange Commission
                            on August 20, 2001
                              Registration No.

                          SECURITIES AND EXCHANGE
                                COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933

                         SILK BOTANICALS.COM, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

         FLORIDA                                            65-0886132
----------------------------                           ---------------------
(State or Other Jurisdiction                             (I.R.S. Employer
 incorporation or organization)                         Identification No.)


                     975 S. CONGRESS AVENUE, SUITE 102
                       DELRAY BEACH, FLORIDA 33445
         -----------------------------------------------------
         (Address of Principal Executive Offices)   (Zip Code)


                             (561) 265-3600
                             --------------

                  Stock Underlying Consulting Agreement
           between registrant and consultant of the registrant

                             Robert Hackney
                           Hackney Miller, PC
                City Center, 2000 PGA Blvd, Suite 4410
                       North Palm Beach, Florida
      -----------------------------------------------------------
      (Name and address, including zip code of agent for service)

                            (561) 627-0677
     -------------------------------------------------------------
     (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------------
                    CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------

                                        Proposed         Proposed
Title of                                Maximum          Maximum            Amount
Securities to         Amount to         Price per        Aggregate          Registered
be registered         be registered     Share            Offering Price     Fee
--------------------------------------------------------------------------------------
$0.001 par
value common
voting stock            9,000             $1.60             $14,400           $3.60
--------------------------------------------------------------------------------------

* the amount of the registration fee calculated pursuant to Rule
  457(c).



                                 PART I
                                 ------

Item 1.  Description of Consulting, Directors and Employment Agreements
         --------------------------------------------------------------

The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

------------------------------------------------------------------------------------------------------
Selling Shareholder                    Compensation Agreement         		Number of Shares
                                          ( Name of Plan)                       Covered by this
                                                                                Registration Statement
------------------------------------------------------------------------------------------------------

Richard J Margulies             Consulting Agreement dated August 1, 2001              3,000
Ronald Pilatsky                 Consulting Agreement dated August 1, 2001              3,000
Larry M. Reid                   Consulting Agreement dated August 1, 2001              3,000
------------------------------------------------------------------------------------------------------
TOTAL                                                                                  9,000
------------------------------------------------------------------------------------------------------




Item 2.  Registrant Information and Employee Plan Annual Information
         -----------------------------------------------------------

                      Available Information
                      ---------------------

Copies of the Plan, 10-KSB Annual Report of the Registrant for the fiscal year ended May 31, 2000, all 10-QBS Quarterly Reports, any Current Reports and/or proxy or information statements filed with the Securities and Exchange Commission (the "Commission") during past twelve months have been provided to the Plan participants.

The Registrant also undertakes to furnish, without charge, to any such participant or person purchasing any of the securities registered hereby copies of all of such documentation. Inquiries should be directed to Joseph R. Bergmann, President, at the address and telephone appearing on Cover Page of this Registration Statement.

Additional information regard the Registrant may be reviewed at the Commission's Web Site www.sec.gov.
                      -----------

                               PART II
                               -------

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

The following documents are incorporated by reference in this registration statement:

(a) The Registrant's 10-KSB Annual Report for the calendar year ended May 31, 2000, filed with the Commission on or about August 29, 2000.

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange 1934 (the "Exchange Act") for the past twelve months;

(c)    Not applicable

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
         -------------------------

The authorized capital stock of the Company consists of:

a. 300,000,000 shares of Common Stock. As of August 6, 2001 there were approximately 31,533 shares of Common Stock were issued and outstanding. All Shares entitle the holder thereof to: (i) one non-cumulative vote for each share held of record on all matter submitted to a vote of shareholders, (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets upon liquidation of the Company. Stockholders of the Company have no preemptive rights to acquire additional Shares or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding Shares are fully paid and non-assessable. There are not provisions in the Articles of Incorporation or the Bylaws of the Company that would delay, defer or prevent a change in control of the Company.

(b)   Preferred Stock

(i) The Board of Directors has designated three different series of Preferred Stock to be issued to three different groups. Namely, 2,000,000 of Series 2001 Convertible Preferred Stock, 4,042,687 shares of Series 2000 Convertible Preferred Stock and 2,444,532 shares of Series 2000A Convertible Preferred Stock.

(b) Series 2001 Convertible Preferred Stock of which there is none issued or outstanding was approved to be issued in a private offering as follows:

(i) Holders of Series 2001 Convertible Preferred Stock shall receive preference in the event of liquidation, dissolution or winding up of the corporation.

(ii) Shares of Series 2001 Convertible Preferred Stock shall have no voting rights.

(iii) Each share of Series 2001 Convertible Preferred Stock may, at the option of the holder, be converted into common stock of the corporation. The conversion ratio per share of the Series 2001 Convertible Preferred Stock shall be either $5.00 per share or 30% below the trading price of the common stocked as priced the prior trading day to conversion, which ever is less.

(c) 4,042,687 shares of Series 2000 Convertible Preferred Stock was issued to Joseph R. Bergmann in exchange for all of his outstanding common stock as follows:

(i) Each share of 2000 Convertible Preferred Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward election of the directors or such other action as the class of common stock shall be entitled.

(ii) Each share of Series 2000 Convertible Preferred Stock may, at the option of the holder be converted into shares of common stock on a one for one basis at any time after January 1, 2002.

(d) 2,444,532 shares of Series 2000A Convertible Preferred Stock was approved to be issued pursuant to an agreement between the Company and Coral Ridge, Inc.

(i) Shares of 2000A Convertible Preferred Stock shall have no voting rights.

(ii) Each share of Series 2000A Convertible Preferred Stock may, at the option of the holder, be converted into common stock of the corporation on a one for one basis at anytime after twelve months from the date of execution of the agreement between the Company and Coral Ridge, Inc.

(iii) In the event, that the Company shall at anytime combine the outstanding common stock into a smaller number of shares, such action will have no effect upon the conversion ratio of the Series 2000A
Convertible Preferred Stock.

Item 5.  Interest of Named Experts and Counsel
         -------------------------------------

None.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

The Florida Business Corporation Act eliminates the personal liability of the Company's Directors to the Company and its shareholders for monetary damages as a result of a breach of fiduciary duty with certain exceptions. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of breach of his fiduciary duty.

Item 7.  Exemption From Registration Claimed
         -----------------------------------

None.

Item 8.  Exhibits
         --------

The exhibits filed as a part of this Report or incorporated herein by reference are as follows.

Exhibit
No.          Item
-------      ----

5.1          Opinion regarding Legality

10.1         2001 Equity Incentive Plan

23.1         Consent of Robert Hackney, Esq.

23.2         Consent of Michaelson & Co., P.A. Certified Public Accountants

99.1         Consultant Agreement (Margulies)

99.2         Consultant Agreement (Reid)

99.3         Consultant Agreement (Pilatsky)


Item 9.  Undertakings
         ------------

	The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a) (3) of the
Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date if the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                            Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, United States of America, on the 15th day of August, 2001.



REGISTRANT:                         SILK BOTANICALS.COM, INC.


Date:__August 20, 2001__            By:____/s/Joseph Bergmann_________
                                       Joseph Bergmann
                                       President and Director



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities, and on the date, indicated.



Date:__August 20, 2001__            By:____/s/Joseph Bergmann_________
                                       Joseph Bergmann
                                       President and Director

         Securities and Exchange Commission File No. 333-37110


                       SECURITIES AND EXCHANGE
                            COMMISSION
                        WASHINGTON, D.C. 20549


                             EXHIBITS

                                TO

                              FORM S-8
                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933


                      SILK BOTANICALS.COM, INC.
                      -------------------------


                            EXHIBIT INDEX

Exhibit Number
--------------

Exhibit No.      Item
-----------      ----

5.1              Opinion regarding Legality

10.1             2001 Equity Incentive Plan

23.1             Consent of Robert Hackney, Esq.

23.2             Consent of Michaelson & Co., P.A. Certified Public
                 Accountants

99.1             Consultant Compensation Agreement (Margulies)

99.2             Consultant Agreement (Reid)

99.3             Consultant Agreement (Pilatsky)